Exhibit 23.2

Vellmer & Chang
Chartered Accountants *
505 – 815 Hornby Street
Vancouver, B.C, V6Z 2E6
Tel: 604-687-3783
Fax: 604-687-3778
E-mail: info@vellmerchang.com
* denotes a firm of incorporated professionals

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated February 9, 2007, with respect to the balance sheet of Global Energy Inc. as at December 31, 2006 and 2005 and the related statements of stockholders' equity, operations and cash flows for the years then ended, included in the Registration Statement on Form SB-2 and related Prospectus of Global Energy Inc. dated December 5, 2007.

In addition, we consent to the reference to our firm under the caption "Experts" in the Registration Statement.

Vancouver, British Columbia	"Vellmer & Chang"
Canada	Chartered Accountants
December 5, 2007